OMNICOM GROUP REPORTS SECOND QUARTER 2022 RESULTS

Revenue of $3,567.2 million flat, with organic growth of 11.3%
Operating profit of $541.6 million
Operating profit margin of 15.2%
Diluted earnings per share of $1.68

NEW YORK, July 19, 2022 - Omnicom Group Inc. (NYSE: OMC) today announced results for the quarter ended June 30, 2022.

"We performed well on every metric this quarter, led again by double-digit organic revenue growth," said John Wren, Chairman and Chief Executive Officer of Omnicom Group Inc. "The changes we have made in our portfolio are delivering better results for our clients as we are uniquely qualified to help them digitally transform their business, navigate complexity, and expand in high-growth areas like retail media and e-commerce. As we enter the second half of the year, we are in a strong financial position, and our company is well-prepared to manage through economic headwinds."

$ in millions, except per share amounts	Three Months Ended June 30,
	2022	2021	Adjustments	2021 Adjusted
Revenue	$3,567.2	$3,571.6	$—	$3,571.6
Operating Profit [1]	541.6	568.4	(50.5)	517.9
Operating Profit Margin[1]	15.2%	15.9%		14.5%
Interest expense [2]	40.1	73.5	(26.6)	46.9
Net Income [3]	348.4	348.2	(31.0)	317.2
Net Income per Share - Diluted [3]	$1.68	$1.60	$(0.14)	$1.46
EBITA [1,4]	$562.4	$589.6	$(50.5)	$539.1
EBITA Margin [1,4]	15.8%	16.5%		15.1%
Notes: Non-GAAP Adjustments for the three months ended June 30, 2021: 1) Operating Profit, EBITA and related margins include a $50.5 million gain on the disposition of a subsidiary; 2) Interest expense includes a $26.6 million pre-tax charge on the early extinguishment of debt; 3) Net Income and Net Income per Share for Omnicom Group Inc. include a $19.5 million after-tax charge on the early extinguishment of debt and a $50.5 million gain on the disposition of a subsidiary; the tax impact on the gain of the sale of subsidiary was nominal; and 4) See Reconciliations of Non-GAAP Financial Measures on Pages 8-9.

Second Quarter 2022 Results

Revenues
Worldwide revenue growth in the second quarter of 2022 compared to the second quarter of 2021 was led by an increase in revenue from organic growth of $403.8 million, or 11.3%. Acquisition revenue, net of disposition revenue, was a decrease of $239.8 million, or 6.7%, reflecting dispositions in the Advertising & Media discipline in the second quarter of 2021 and the disposition of our businesses in Russia in the first
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quarter of 2022. The impact of foreign currency translation was a decrease of $168.4 million, or 4.7%. Reported total revenue in the second quarter of 2022 decreased $4.4 million, or 0.1%.

Organic growth in the second quarter of 2022 compared to the second quarter of 2021 increased across all of our fundamental disciplines, including: 8.2% for Advertising & Media, 15.8% for Public Relations, 21.0% for Precision Marketing, 9.2% for Healthcare, 9.3% for Execution & Support, 11.2% for Commerce & Brand Consulting, and 36.6% for Experiential.

Organic growth in the second quarter of 2022 compared to the second quarter of 2021 increased across our regional markets as follows: 10.7% for the United States, 15.1% for the Euro Markets & Other Europe, 4.7% for Asia Pacific, 12.0% for the United Kingdom, 12.5% for Other North America, 14.0% for Latin America and 28.3% for the Middle East & Africa. Growth in Asia Pacific was negatively impacted by COVID-19 lockdowns in China.

Expenses
Operating expenses increased $22.4 million, or 0.7%, to $3,025.6 million compared to the second quarter of 2021, including a decrease of 4.8% from the impact of foreign currency translation. Operating expenses in the the second quarter of 2021 were favorably impacted by a $50.5 million gain on the disposition of a subsidiary.

Salary and service costs, which tend to fluctuate with changes in revenue, are comprised of salary and related costs, and third party service costs. In total, salary and service costs decreased $37.1 million, or 1.4%. Salary and related costs increased $79.1 million, or 4.6%, due primarily to the increase in organic revenue, an increase in headcount, and an increase in travel and related costs. Third-party service costs decreased $116.2 million, or 13.2%, due primarily to dispositions in the Advertising & Media discipline in the United States and the disposition of our businesses in Russia, partially offset by costs related to our organic growth in revenue.

Occupancy and other costs, which are less directly linked to changes in revenue than salary and service costs, decreased $0.9 million, or 0.3%, to $293.0 million, due to lower rent and other occupancy costs, partially offset by the continued return of our workforce to the office.

SG&A expenses increased $7.7 million, or 7.5%, to $110.9 million due to higher marketing and professional fees.

Operating Profit
Operating profit decreased $26.8 million, or 4.7%, to $541.6 million compared to the second quarter of 2021, and our operating profit margin decreased to 15.2% from 15.9%. After adjusting for a $50.5 million gain on the disposition of a subsidiary in the second quarter of 2021, operating profit in the second quarter of 2022 of $541.6 million increased $23.7 million, or 4.6%, and the related margin improved to 15.2% from 14.5%.

Interest Expense
Net interest expense in the second quarter of 2022 decreased $33.4 million, or 45.4%, to $40.1 million compared to the second quarter of 2021. Interest expense on debt in the second quarter of 2022 decreased $27.5 million to $47.2 million, primarily as a result of the $26.6 million charge incurred in the second quarter of 2021 related to the early redemption of debt in May 2021. Net Interest expense in the second quarter of 2022 also decreased due to lower average debt balances, a lower weighted-average cost of debt, and higher interest income.

Income Taxes
Our effective tax rate of 26.5% in the second quarter of 2022 increased from 24.9% in the second quarter of 2021. The higher effective tax rate for 2022 was primarily the result of the nominal tax applied to the $50.5 million book gain on the disposition of subsidiary in the second quarter of 2021 resulting from the excess of tax over book basis.

Net Income – Omnicom Group Inc.
Net income - Omnicom Group Inc. for the second quarter of 2022 increased $0.2 million, or 0.1%, to $348.4 million compared to the second quarter of 2021. Net income - Omnicom Group Inc. for the second quarter of 2021 included a $50.5 million pre-tax and after-tax gain on the sale of a subsidiary, and interest expense related to the early redemption of debt of $26.6 million ($19.5 million after-tax). Diluted shares outstanding decreased to 206.9 million, or 4.7%, from 217.1 million. Diluted net income per share of $1.68 increased $0.08, or 5.0%, from $1.60 per share.

EBITA
EBITA in the second quarter of 2022 decreased $27.2 million, or 4.6%, to $562.4 million compared to the second quarter of 2021, and our EBITA margin decreased to 15.8% from 16.5%. After adjusting for a $50.5 million gain related to the disposition of a subsidiary in the second quarter of 2021, EBITA in the second quarter of 2022 of $562.4 million increased $23.3 million, or 4.3%, and the related margin improved to 15.8% from 15.1%.

Risks and Uncertainties
Global economic challenges, including the impact of the war in Ukraine, the COVID-19 pandemic, rising inflation and supply-chain disruptions could cause economic uncertainty and volatility. The impact of these issues on our business will vary by geographic market and discipline. We monitor economic conditions closely, as well as client revenue levels and other factors. In response to reductions in revenue, we can take actions to align our cost structure with changes in client demand and manage our working capital. However, there can be no assurance as to the effectiveness of our efforts to mitigate any impact of the current and future adverse economic conditions, reductions in client revenue, changes in client creditworthiness and other developments.

Definitions - Components of Revenue Change
We use certain terms in describing the components of the change in revenue above.

Foreign exchange rate impact: calculated by translating the current period’s local currency revenue using the prior period average exchange rates to derive current period constant currency revenue. The foreign exchange rate impact is the difference between the current period revenue in U.S. Dollars and the current period constant currency revenue.

Acquisition revenue, net of disposition revenue: Acquisition revenue is calculated as if the acquisition occurred twelve months prior to the acquisition date by aggregating the comparable prior period revenue of acquisitions through the acquisition date. As a result, acquisition revenue excludes the positive or negative difference between our current period revenue subsequent to the acquisition date and the comparable prior period revenue and the positive or negative growth after the acquisition date is attributed to organic growth. Disposition revenue is calculated as if the disposition occurred twelve months prior to the disposition date by aggregating the comparable prior period revenue of disposals through the disposition date. The acquisition revenue and disposition revenue amounts are netted in the description above.

Organic growth: calculated by subtracting the foreign exchange rate impact component and the acquisition revenue, net of disposition revenue component from total revenue growth.

Conference Call
Omnicom will host a conference call to review its financial results on Tuesday, July 19, 2022 at 4:30 p.m. Eastern Time. Participants can listen to the conference call by calling 844-291-6362 (domestic) or 234-720-6995 (international), along with access code 1468163. The call will also be simulcast and archived on our investor relations website.

Corporate Responsibility
At Omnicom, we are committed to promoting responsible practices and making positive contributions to society around the globe. Please explore our website (csr.omnicomgroup.com) for highlights of our progress across the four areas on which we focus: People, Community, Environment and Governance.

About Omnicom Group Inc.
Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 70 countries. Follow us on Twitter for the latest news.

Contact

Investors:	Gregory Lundberg	greg.lundberg@omnicomgroup.com
Media:	Joanne Trout	joanne.trout@omnicomgroup.com

Non-GAAP Financial Measures
We use certain non-GAAP financial measures in describing our performance. We use EBITA (defined as earnings before interest, taxes and amortization of intangible assets) and EBITA Margin (defined as EBITA divided by revenue) as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). We believe EBITA and EBITA Margin are useful measures for investors to evaluate the performance of our business. We use Operating Profit Adjusted, Operating Profit Margin Adjusted, EBITA Adjusted, EBITA Margin Adjusted, Net Income – Omnicom Group Inc. Adjusted and Net Income per diluted share – Omnicom Group Inc. Adjusted as additional operating performance measures. We believe these measures are useful in evaluating the impact of certain items on operating performance and allows for comparability between reporting periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Forward-Looking Statements
Certain statements in this press release constitute forward-looking statements, including statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, the Company or its representatives have made, or may make, forward-looking statements, orally or in writing. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial position, or otherwise, based on current beliefs of the Company’s management as well as assumptions made by, and information currently available to, the Company’s management. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “should,” “would,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control. Therefore, you should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include: the impact of the war in Ukraine, adverse economic conditions, the COVID-19 pandemic, severe and sustained inflation in countries that comprise our major markets, supply chain issues affecting the distribution of our clients’ products; international, national or local economic conditions that could adversely affect the Company or its clients; losses on media purchases and production costs incurred on behalf of clients; reductions in client spending, a slowdown in client payments and a deterioration or a disruption in the credit markets; the ability to attract new clients and retain existing clients in the manner anticipated; changes in client advertising, marketing and corporate communications requirements; failure to manage potential conflicts of interest between or among clients; unanticipated changes relating to competitive factors in the advertising, marketing and corporate communications industries; the ability to hire and retain key personnel; currency exchange rate fluctuations; reliance on information technology systems; changes in legislation or governmental regulations affecting the Company or its clients; risks associated with assumptions the Company makes in connection with its critical accounting estimates and legal proceedings; and the Company’s international operations, which are subject to the risks of currency repatriation restrictions, social or political conditions and regulatory environment. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that may affect the Company’s business, including those described in Item 1A, “Risk Factors” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021. Except as required under applicable law, the Company does not assume any obligation to update these forward-looking statements.

Omnicom Group Inc.
Consolidated Statements of Income
Three Months Ended June 30
(Unaudited)
(Dollars in Millions, Except Per Share Data)

	2022	2021

Revenue	$3,567.2	$3,571.6
Operating Expenses:
Salary and service costs	2,566.0	2,603.1
Occupancy and other costs	293.0	293.9
Gain on disposition of subsidiary	—	(50.5)
Costs of services	2,859.0	2,846.5
Selling, general and administrative expenses	110.9	103.2
Depreciation and amortization	55.7	53.5
	3,025.6	3,003.2
Operating Profit	541.6	568.4
Interest Expense	51.2	80.3
Interest Income	11.1	6.8
Income Before Income Taxes and Income (Loss) From Equity Method Investments	501.5	494.9
Income Tax Expense	133.1	123.2
Income (Loss) From Equity Method Investments	1.6	(0.1)
Net Income	370.0	371.6
Net Income Attributed To Noncontrolling Interests	21.6	23.4
Net Income - Omnicom Group Inc.	$348.4	$348.2

Net Income Per Share - Omnicom Group Inc.
Basic	$1.70	$1.62
Diluted	$1.68	$1.60

Weighted average shares (in millions)
Basic	205.3	215.4
Diluted	206.9	217.1

Dividends Declared Per Common Share	$0.70	$0.70

Omnicom Group Inc.
Detail of Operating Expenses
Three Months Ended June 30
(Unaudited)
(Dollars in Millions)

	2022	2021
Operating Expenses:
Salary and service costs
Salary and related service costs	$1,800.8	$1,721.7
Third-party service costs	765.2	881.4
Occupancy and other costs	293.0	293.9
Gain on disposition of subsidiary	—	(50.5)
Costs of services	2,859.0	2,846.5
Selling, general and administrative expenses	110.9	103.2
Depreciation and amortization	55.7	53.5
Total Operating Expenses	$3,025.6	$3,003.2

Omnicom Group Inc.
Reconciliation of Non-GAAP Financial Measures
Three Months Ended June 30
(Unaudited)
(Dollars in Millions)

	2022	2021

Net Income - Omnicom Group Inc.	$348.4	$348.2
Net Income Attributed To Noncontrolling Interests	21.6	23.4
Net Income	370.0	371.6
Income (Loss) From Equity Method Investments	1.6	(0.1)
Income Tax Expense	133.1	123.2
Income Before Income Taxes	501.5	494.9
Interest Income	11.1	6.8
Interest Expense	51.2	80.3
Operating Profit	541.6	568.4
Add back: Amortization of intangible assets	20.8	21.2
Earnings before interest, taxes and amortization of intangible assets ("EBITA")	562.4	589.6

Gain on disposition of subsidiary		(50.5)
Non-GAAP EBITA - Adjusted		$539.1

Revenue	$3,567.2	$3,571.6
EBITA	$562.4	$589.6
EBITA Margin %	15.8%	16.5%
Non-GAAP EBITA - Adjusted		$539.1
Non-GAAP EBITA - Adjusted Margin %		15.1%

For definition of Adjustments, see footnote on page 1. The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to EBITA (defined as earnings before interest, taxes and amortization of intangible assets) and EBITA Margin (defined as EBITA divided by revenue) for the periods presented. We use EBITA and EBITA Margin as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA Margin are useful measures for investors to evaluate the performance of our business. The above table also reconciles the GAAP financial measure of Net Income – Omnicom Group Inc. to the non-GAAP financial measures of EBITA Adjusted and EBITA Margin Adjusted for the three months ended June 30, 2021. Management believes excluding the gain on disposition of subsidiary provides investors with a better picture of the performance of the business during the period presented. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.
Reconciliations of Non-GAAP Financial Measures
Three Months Ended June 30, 2021
(Unaudited)
(Dollars in Millions, Except Per Share Data)

Non-GAAP Adjusted Operating Profit
Net Income - Omnicom Group Inc.	$348.2
Net Income Attributed To Noncontrolling Interests	23.4
Net Income	371.6
Income (Loss) From Equity Method Investments	(0.1)
Income Tax Expense	123.2
Income Before Income Taxes	494.9
Net Interest Expense	73.5
Operating Profit - Reported	568.4
Gain on disposition of subsidiary	(50.5)
Non-GAAP Operating Profit - Adjusted	$517.9

Revenue	$3,571.6
Operating Profit - Adjusted	$517.9
Operating Profit - Adjusted Margin %	14.5%

Non-GAAP Adjusted Net Interest Expense
Net Income - Omnicom Group Inc.	$348.2
Net Income Attributed To Noncontrolling Interests	23.4
Net Income - Reported	371.6
Income (Loss) From Equity Method Investments	(0.1)
Income Tax Expense - Reported	123.2
Income Before Income Taxes	$494.9

Net Interest Expense - Reported	73.5
Early extinguishment of debt	(26.6)
Non-GAAP Income Tax Expense - Adjusted	$46.9

	Non-GAAP Adjusted
	Net Income - Omnicom Group Inc.	Diluted Shares	Net Income per Share - Diluted
Net Income - Omnicom Group Inc. - Reported	$348.2	217.1	$1.60
Gain on disposition of subsidiary	(50.5)	217.1	(0.23)
Early extinguishment of debt	26.6	217.1	0.12
Tax expense on early extinguishment of debt	(7.1)	217.1	(0.03)
Non-GAAP Net Income - Omnicom Group Inc. - Adjusted	$317.2	217.1	$1.46

The above tables reconcile the GAAP financial measure of Net Income – Omnicom Group Inc. to the non-GAAP financial measures of Operating Profit Adjusted, Net Interest Expense Adjusted, Net Income - Omnicom Group Inc. Adjusted and Net Income per share - Diluted Adjusted for the period presented. Management believes excluding the gain on disposition of subsidiary and the charge on the early extinguishment of debt provides investors with a better picture of the performance of the business during the period presented.